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                             GLOBECOMM SYSTEMS INC.
                            STOCK PURCHASE AGREEMENT

         I hereby elect to participate in the Employee Stock Purchase Plan (the "ESPP") for the purchase period specified below, and I hereby subscribe to purchase shares of Common Stock of Globecomm Systems Inc. (the "Corporation") in accordance with the provisions of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks during the purchase period in the 1% multiple of my base salary (not to exceed a maximum of 10%) specified in my attached Enrollment Form.

         Purchase periods under the ESPP will run from the first business day in January to the last business day in June and from the first business day in July to the last business day in December of each year. My participation will automatically remain in effect from one purchase period to the next in accordance with this Agreement and my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes. I may reduce the rate of my payroll deductions once per purchase period, and I may increase the rate of my payroll deductions to become effective at the start of any subsequent purchase period.

         My payroll deductions will be accumulated for the purchase of shares of the Corporation's Common Stock on the last business day of the purchase period. The purchase price per share will be 85% of the lower of (i) the fair market value per share of Common Stock on the start date of the purchase period or (ii) the fair market value per share on the purchase date. I will also be subject to ESPP restrictions (i) limiting the maximum number of shares which I may purchase on any one purchase date to 750 shares and (ii) prohibiting me from purchasing more than U.S.$25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

         I may withdraw from the ESPP at any time prior to the last business day of the purchase period and elect either to have the Corporation refund all my payroll deductions for that period or to have such payroll deductions applied to the purchase of Common Stock at the end of such period. However, I may not rejoin that particular purchase period at any later date. Upon the termination of my employment for any reason, including death or disability, or my loss of eligible employee status, my participation in the ESPP will immediately cease and all my payroll deductions for the purchase period in which my employment terminates or my loss of eligibility occurs will automatically be refunded.

         If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase period in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of that purchase period. If my re-employment is guaranteed by either law or contract or if I return to active service within ninety (90) days, then upon my return, my payroll deductions will automatically resume at the rate in effect when my leave began.

         A stock certificate for the shares purchased on my behalf at the end of each purchase period will automatically be deposited into a brokerage account designated by the Corporation. I will notify the Corporation of any disposition of shares purchased under the ESPP and I will satisfy all applicable income and employment tax withholding requirements at the time of such disposition.

         The Corporation has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current purchase period. However, such purchase rights may be amended or terminated effective immediately to the extent necessary to avoid the Corporation's recognition of compensation expense for financial reporting purposes, should the accounting principles applicable to the ESPP change. Should the Corporation elect to terminate the ESPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

         I have read this Agreement and hereby agree to be bound by the terms of both this Agreement and the ESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.

   Date: ____________________ _____      ____________________________________
                                                  Signature of Employee


                                         Printed Name:  _____________________